Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 4, 2016, relating to the consolidated financial statements of LSF9 Cypress Holdings, LLC and subsidiaries as of December 31, 2015 (Successor) and 2014 (Predecessor) and for the period from October 9, 2015 to December 31, 2015 (Successor), for the period from January 1, 2015 to October 8, 2015 (Predecessor), and for the year ended December 2014 (Predecessor), appearing in the prospectus included in Registration Statement No. 333-215557.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

February 14, 2017